SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CREDENCE SYSTEMS CORPORATION.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CREDENCE SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2004

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Credence Systems Corporation (the “Company”), a Delaware corporation, will be held on Tuesday, March 23, 2004, at 10:00 a.m. local time, at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect one director to serve for a three-year term ending in 2006 or until his successor is elected and qualified and to elect three directors to serve for three-year terms ending in 2007 or until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on February 11, 2004 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone, or sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Dr. Graham J. Siddall

Chairman of the Board and

Chief Executive Officer

February 23, 2004

Milpitas, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

i

CREDENCE SYSTEMS CORPORATION

1421 California Circle

Milpitas, California 95035

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2004

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of Credence Systems Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on March 23, 2004 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035. These proxy solicitation materials were mailed on or about February 23, 2004 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On February 11, 2004, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 64,034,433 shares of the Company’s common stock, $0.001 par value (“Common Stock”), were outstanding. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 11, 2004. The election of directors is by plurality vote, and the candidates receiving the highest number of affirmative votes will be elected. Each of the other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, approval of actions with respect to a company’s stock option plan. In determining whether a proposal has been approved, other than the election of directors, abstentions have the same effect as votes against the proposal.

Proxies

If the enclosed form of Proxy is properly signed and returned or if you submit your Proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. Stockholders submitting Proxies over the Internet or by telephone should not mail the Proxy voting instruction form. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the approval of Proposals 1 and 2 described in the accompanying

Notice and this Proxy Statement. If you vote your Proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices, a notice of revocation or another signed Proxy with a later date. If you chose to vote your Proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e. the Internet or telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic mail, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 635-4300 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2005 Annual Meeting must be received no later than October 25, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board for the 2004 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 13, 2005. Such stockholder proposals should be submitted to 1421 California Circle, Milpitas, California 95035, Attention: Corporate Secretary.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board of Directors (the “Board”) consisting of three classes of Directors having staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of seven persons. The class whose term of office expires at the Annual Meeting currently consists of three Directors. Richard M. Beyer and Bruce R. Wright, were appointed to the Board to fill vacancies created by the death of Jos C. Henkins and the retirement of Bernard Vonderschmidt. Accordingly, in conformity with the Company’s Certificate of Incorporation and By-laws, these two directors must stand for re-election to the Board at the Annual Meeting. Because the Company’s Certificate of Incorporation and By-laws require that the directors be classified in three classes, each consisting, as nearly as possible, of one-third of the total number of directors, three directors will stand for reelection to the class for a term of three years, expiring at the 2007 annual meeting of stockholders or until their successors have been elected and qualified. One director will stand for reelection to the class for a two-year term, expiring at the 2006 annual meeting of stockholders or until his successor has been elected and qualified. Each nominee is currently a director of the Company with a term expiring at the Annual Meeting. The Proxy solicited by the Board for the 2004 Annual Meeting cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Each nominee for election has agreed to serve if elected, and management has no reason to believe that a nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected director of the Company, to serve his term and until his successor has been elected and qualified.

Nominees for Term Ending Upon the 2004 Annual Stockholders’ Meeting

Richard M. Beyer, 55, has served as a Director of the Company since September 2003. Richard M. Beyer currently serves as President, Chief Executive Officer, and a Director of Intersil Corporation. From July 2000 to May 2002, Mr. Beyer was President, Chief Executive Officer and director of Elantec Semiconductor. From January 1999 to July 2000, Mr. Beyer served as President, Chief Executive Officer and director of FVC.COM, Inc. From July 1996 to August 1998, Mr. Beyer served as President, Chief Operating Officer and director of VLSI Technology, Inc. From June 1995 to June 1996, Mr. Beyer was Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1993 to 1995, Mr. Beyer was President of National Semiconductor’s Communications and Computing Group. Before joining National, Beyer served in a number of senior managerial positions in the telecommunications and computer industries.

William G. Howard, Jr., 62, has served as a Director of the Company since February 1995, as Chairman of the Board from December 1998 to August 2001 and as interim Chief Executive Officer from December 1998 to July 1999. Dr. Howard has been a self-employed consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard serves on the boards of directors of BEI Technologies, Inc., Ramtron International Corporation and Xilinx, Inc. as well as several private companies.

Thomas R. Franz, 44, has served as a Director of the Company since September 17, 2001. Mr. Franz currently serves as a Corporate Vice President of the Network Processing Group at Intel Corporation. Mr. Franz joined Intel in 1980.

Nominee for Term Ending Upon the 2006 Annual Stockholders’ Meeting

Bruce R. Wright, 55, has served as a Director of the Company since July 2003. Mr. Wright currently serves as Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech Stepper, Inc. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

Continuing Directors for Term Ending Upon the 2006 Annual Stockholders’ Meeting

Henk J. Evenhuis, 60, has served as a Director of the Company since September 1993. Mr. Evenhuis formerly served as Vice President, Chief Financial Officer and Secretary of Fair, Isaac and Company, Inc., a decision analytic software company, from October 1999 to December 31, 2002. From July 1998 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and CFO of Lam Research Corporation (“Lam”), a semiconductor capital equipment manufacturer from April 1987 to July 1998. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

Continuing Directors for Term Ending Upon the 2005 Annual Stockholders’ Meeting

Graham J. Siddall, 57, has served as the Chairman of the Board and Chief Executive Officer since August 2001 and prior to that was the Company’s President, Chief Executive Officer and a Director from July 1999 to August 2001. Dr. Siddall joined the Company from KLA-Tencor Corporation where he had been Executive Vice President of the Wafer Inspection Group from May 1997 to May 1999. From December 1995 until May 1997, he served as Executive Vice President and chief operating officer of Tencor Instruments, Inc. Previously, Dr. Siddall served as Senior Vice President for the Tencor Wafer Inspection Division from November 1994 to December 1995. He joined Tencor as a vice president in 1988. Prior to joining Tencor, Dr. Siddall served in a number of key roles at GCA Corporation, Hewlett Packard Laboratories and Rank Taylor Hobson.

Jon D. Tompkins, 63, has served as a Director of the Company since September 1999. Mr. Tompkins was Chairman of the Board of Directors for KLA-Tencor Corporation from July 1998 to June 1999. From April 1997 until July 1998, he was Chief Executive Officer and served as a Director of KLA-Tencor Corporation. From April 1991 to April 1997, he was President and Chief Executive Officer of Tencor Instruments prior to its merger with KLA Instruments Corporation. He was a Director of Tencor Instruments from 1991 until April 1997 and was appointed Chairman of the Board of Directors of Tencor Instruments, Inc. in November 1993. He currently serves on the Boards of Directors of KLA-Tencor, Cymer, Electro Scientific Industries and Logic Vision, Inc., as well as several private companies.

Board Committees and Meetings

During the fiscal year ended October 31, 2003, the Board of Directors held seven (7) meetings and acted by unanimous written consent on nine (9) occasions. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total meetings of the board of directors (held during the period he served) and (ii) the total number of meetings held by all committees on which he served

(held during the period he served) during the past fiscal year. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Four of the Company’s directors attended the 2003 annual meeting of stockholders.

The Audit Committee currently consists of three (3) directors, Mr. Evenhuis, Mr. Franz and Mr. Wright, and is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing their communications regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held six (6) meetings during the last fiscal year and did not act by unanimous consent. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board has further determined that Mr. Evenhuis and Mr. Wright are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

The Compensation Committee currently consists of two (2) directors, Mr. Tompkins and Mr. Beyer, and is primarily responsible for reviewing and approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also has the exclusive authority to administer the Company’s 1994 Employee Stock Purchase Plan and the Company’s 1993 Stock Option Plan and to make option grants thereunder. The Compensation Committee held four (4) meetings during the last fiscal year and did not act by unanimous written consent.

The Nominating and Corporate Governance Committee, established during October 2002, currently consists of two (2) directors, Mr. Tompkins and Mr. Franz, and identifies and recommends director nominees to be selected by the Board of Directors of the Company for submission to vote at the Company’s annual meetings of stockholder, implements the Board’s criteria for the selection of new directors, reviews and recommends revisions to the corporate governance policies of the Board of Directors, and provides oversight of the evaluation of the performance of the Board of Directors. The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1421 California Circle, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least one hundred twenty (120) days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website located at www.credence.com.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to actively participate and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Both Mr. Beyer and Mr. Wright are standing for election by the stockholders at the 2004 Annual Meeting after being appointed to the Board of Directors in 2003 by the Board itself. The full Board initiated the review of these candidates, reviewed their qualifications and unanimously approved their appointment as directors.

Corporate Governance Guidelines

The Board has adopted Guidelines on Significant Corporate Governance Issues, and the Board’s Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Guidelines include the following provisions:

•	A majority of the members of the Board of Directors must be independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from Credence other than Board compensation.

•	Directors may not serve after the Annual Meeting of Stockholders before which they have attained age 70.

•	The Board of Directors appoints members of Board committees.

•	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

•	The Board of Directors has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

•	The Board of Directors recommends and encourages each new member and each continuing member of the Board of Directors to participate in director education programs and to attend not less than one accredited program during each term of service.

•	The Board of Directors has adopted a Code of Ethics for executive officers and has required that the executive officers be required to acknowledge the Company’s adoption and their attention to adhere to, the Code of Ethics. A copy of this Code of Ethics can be viewed at the Company’s website located at www.credence.com.

•	The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to its employees regarding standards for conduct of the Company’s business, which code has been delivered to all employees of the Company. A copy of this Code of Ethics and Business Conduct can be viewed at the Company’s website located at www.credence.com.

•	At least annually, the Board of Directors reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•	The Board has established the position of Lead Independent Director, which is currently held by Mr. Tompkins. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	The Chief Executive Officer periodically reports to the Board of Directors on succession planning and management development.

•	At least annually, the independent directors evaluates the performance of the Chief Executive Officer and other senior management personnel.

•	Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see “Compensation Committee Report” on page 18.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Graham J. Siddall, Chairman of the Board, c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035.

Director Compensation

As of the date of each Annual Meeting of Stockholders, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer fee of $10,000 which will be paid in four equal quarterly installments. In addition, each non-employee Board member is paid $1,000 per Board, Compensation Committee and Nominating and Corporate Governance Committee meeting attended. Each non-employee Board member who serves on the Audit Committee is paid $2,000 per audit committee meeting attended. All non-employee Board members are also reimbursed for his expenses in connection with attendance at Board and committee meetings.

Each non-employee Board member will, at the time of his initial election or appointment to the Board, receive an option grant for 20,000 shares of the Common Stock under the automatic option grant program in effect for non-employee Board members under the Company’s 1993 Stock Option Plan. In addition, at each Annual Meeting of Stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting, will be granted an option to purchase an additional 20,000 shares of common stock, provided such individual has served as a non-employee Board member for at least six months. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member.

The initial 20,000 share grant made to a new non-employee Board member will become exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual’s completion of each additional three (3) month period of Board service. Each 20,000 share annual grant made to a continuing Board member will become exercisable in a series of four (4) successive equal annual installments over the individual’s period of continued Board service, with the first such installment to become exercisable one (1) year after the automatic grant date. However, each option grant under the automatic option grant program will immediately vest and become exercisable for all the option shares upon (i) an acquisition of the Company by merger or stock or asset sale, (ii) a hostile takeover of the Company, or (ii) the optionee’s death or disability while continuing to serve as a Board member. The vesting of any options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service and who is at least sixty five (65) years of age at such time will accelerate in full. The period during which any such options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service will remain exercisable following such termination will be extended from six (6) months to twelve (12) months, but in no event will such period be extended beyond, or will such option remain exercisable after, the expiration of the option pursuant to its terms.

Pursuant to the automatic option grant program, a stock option for 20,000 shares of Common Stock was granted on March 19, 2003, the date of the 2003 Annual Stockholders Meeting, to each of the following individuals who continued to serve as non-employee Board members following that Annual Meeting: Mr. Evenhuis, Mr. Franz, Dr. Howard, and Mr. Tompkins. Each option has an exercise price of $7.74 per share.

Pursuant to the automatic grant program, a stock option for 20,000 shares of Common Stock was granted on July 31, 2003, the date of his appointment to the Board of Directors, to Mr. Wright. This option has an exercise price of $9.53 per share. Pursuant to the automatic grant program, a stock option for 20,000 shares of Common Stock was granted on September 18, 2003, the date of his appointment to the Board of Directors, to Mr. Beyer. This option has an exercise price of $13.31 per share.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during fiscal year 2003, to serve in the same capacity for the fiscal year ending October 31, 2004, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during fiscal year 2003

Audit Fees:

Audit fees accrued and paid by the Company to Ernst & Young LLP during the Company’s 2003 fiscal year for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q totaled approximately $727,000.

Financial Information Systems Design and Implementation Fees:

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2003.

All Other Fees:

The aggregate fees billed by Ernst & Young LLP for other professional services, other than the audit fees and financial information systems design and implementation fees described above, was approximately $574,000, of which approximately $347,000 was for audit-related services and approximately $227,000 was for non-audit services. Audit-related services generally included statutory audits of foreign subsidiaries, procedures relating to convertible debt offering, accounting consultations and registration statements filed with the Securities and Exchange Commission. Non-audit services generally included tax compliance and tax consultation.

The Audit Committee has determined that the provision of the non-audit services provided by Ernst & Young LLP is compatible with the maintaining the independence of Ernst & Young LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2004.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of October 31, 2003, unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director, (iii) the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Information for Capital Group International, Inc., Third Avenue Management, LLC, Morgan Stanley and RS Investment Management Co. LLC is based upon the most recent 13G or 13G/A filed by such entity with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Entities affiliated with Capital Group International, Inc. (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	9,377,520	14.7%
Third Avenue Management, LLC (3) 767 Third Avenue New York, NY 10017	4,368,611	6.9%
Entities affiliated with Morgan Stanley (4) 1585 Broadway New York, NY 10036	3,905,823	6.1%
RS Investment Management Co. LLC (5) 388 Market Street, Suite 200 San Francisco, CA 94111	3,692,264	5.8%
Graham J. Siddall (6)	1,332,160	2.0%
William G. Howard, Jr. (7)	126,201	*
Jon D. Tompkins (8)	40,000	*
Henk J. Evenhuis (9)	51,000	*
Thomas R. Franz (10)	26,100	*
Richard M. Beyer	—	*
Bruce R. Wright	—	*
John R. Detwiler (11)	188,451	*
David A. Ranhoff (12)	466,167	*
Fred Hall (13)	157,463	*
All current directors and executive officers as a group (10 persons) (14)	2,387,542	3.6%

*	Less than one percent of the outstanding Common Stock.
(1)	Percentage of ownership is based on 63,753,712 shares of Common Stock outstanding on October 31, 2003, as adjusted to include all options exercisable as of October 31, 2003 or exercisable within 60 days after that date which are held by that particular stockholder and that are included in the first column.
(2)	Pursuant to a Schedule 13G/A filed on February 13, 2004 with the Securities and Exchange Commission, Capital Group International, Inc. reported that as of December 31, 2003 it had sole voting power over 6,942,470 shares, sole dispositive power over 9,377,520 shares and it has disclaimed investment power or voting power over such securities. Includes 8,454,350 shares of common stock beneficially owned by Capital Guardian Trust Company.
(3)	Pursuant to a Schedule 13G/A filed on January 20, 2004 with the Securities and Exchange Commission, Third Avenue Management LLC reported that it had sole voting power over 4,000,001 shares and sole dispositive power over 4,368,611 shares.

(4)	Pursuant to a Schedule 13G filed on February 17, 2004 with the Securities and Exchange Commission, Morgan Stanley reported that as of December 31, 2003 it had shared voting and dispositive power over 3,795,113 shares and it has filed the Schedule 13G solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Includes 3,592,181 shares of common stock beneficially owned by Van Kampen Management, Inc.
(5)	Pursuant to a Schedule 13G filed on February 18, 2004 with the Securities and Exchange Commission, RS Investment Management Co. LLC reported that as of December 31, 2003 it had shared voting and dispositive power over 3,692,261 shares. Includes 3,613,514 shares of common stock beneficially owned by RS Investment Management, L.P.
(6)	Includes 1,321,625 shares under stock options currently exercisable or exercisable within sixty (60) days.
(7)	Includes 101,200 shares under stock options currently exercisable or exercisable within sixty (60) days.
(8)	Includes 40,000 shares under stock options currently exercisable or exercisable within sixty (60) days.
(9)	Includes 51,000 shares under stock options currently exercisable or exercisable within sixty (60) days.
(10)	Includes 26,100 shares under stock options currently exercisable or exercisable within sixty (60) days.
(11)	Includes 187,036 shares under stock options currently exercisable or exercisable within sixty (60) days.
(12)	Includes 457,159 shares under stock options currently exercisable or exercisable within sixty (60) days.
(13)	Includes 155,612 shares under stock options currently exercisable or exercisable within sixty (60) days.
(14)	Includes 2,339,732 shares under stock options currently exercisable or exercisable within sixty (60) days.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table provides certain summary information concerning the compensation for:

•	the Company’s Chief Executive Officer, and

•	the Company’s three other executive officers whose salary and bonus for the 2003 fiscal year was in excess of $100,000 earned for the services they rendered in all capacities to the Company and its subsidiaries;

for the 2003 fiscal year and the two preceding fiscal years. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

Summary Compensation Table

	Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position		Salary ($)		Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Graham J. Siddall Chief Executive Officer and Chairman of the Board (1)	2003 2002 2001	435,639 349,595 408,261	(2) (2) (2)	— 101,250 —	— — —	157,000 212,500 250,000	— — —

David A. Ranhoff President and Chief Operating Officer (4)	2003 2002 2001	354,148 250,347 272,124	(2) (2) (2)	— 60,750 —	— — —	84,500 117,500 150,000	1,827 3,384 3,089	(3)

John R. Detwiler Senior Vice President, Chief Financial Officer and Secretary (5)	2003 2002 2001	248,722 193,539 191,962	(2) (2) (2)	— 33,750 18,750	— — —	63,200 62,500 120,000	— — —

Fred Hall Senior Vice President, Human Resources (6)	2003 2002 2001	191,206 156,613 —	(2) (2)	— 20,645 —	— — —	42,400 10,000 —	— —

(1)	Dr. Siddall joined the Company as a Director, Chief Executive Officer and President on July 29, 1999. Dr. Siddall became Chairman of the Board on August 14, 2001 and resigned from the office of President.
(2)	The salaries of Dr. Siddall and Messrs. Ranhoff, and Detwiler were decreased by ten percent (10%) on April 30, 2001 in connection with a Company-wide salary reduction program. In August 2001, Dr. Siddall and Messrs. Ranhoff and Detwiler voluntarily reduced their salaries by an additional fifteen percent (15%), a total reduction of twenty-five percent (25%), and Mr. Hall voluntarily reduced his salary by twenty percent (20%) in connection with other cost reduction measures. These salaries were restored in November 2002 but were subject to reductions ranging from fifteen percent (15%) for Dr. Siddall to twelve (12%) for Messrs. Ranhoff, Detwiler and Hall in connection with a Company-wide salary reduction program in May 2003.
(3)	Represents the payment of life insurance premiums on behalf of Mr. Ranhoff in the amount of $1,827.
(4)	Mr. Ranhoff was named President on August 14, 2001.
(5)	Mr. Detwiler was named Interim Chief Financial Officer and Secretary on December 18, 2000. He was named Senior Vice President and Chief Financial Officer on February 14, 2001.
(6)	Mr. Hall joined the Company as Senior Vice President, Human Resources on October 1, 2001.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during the 2003 fiscal year to the executive officers named in the Summary Compensation Table for the fiscal year. No stock appreciation rights were granted to those individuals during such fiscal year.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)		Exercise or Base Price ($/Share) (3)		Expiration Date

Name							5% (4)	10% (4)
Graham J. Siddall	157,500 7,000	6.02 0.27	% %	$ $	10.82 7.95	11/28/12 5/19/13	$1,071,731 34,998	$2,715,976 88,692
David A. Ranhoff	107,500 4,500	4.11 0.17	% %	$ $	10.82 7.95	11/28/12 5/19/13	731,499 22,499	1,853,762 57,016
John R. Detwiler	87,500 3,200	3.35 0.12	% %	$ $	10.82 7.95	11/28/12 5/19/13	595,406 15,999	1,508,876 40,545
Fred Hall	40,000 2,400	1.53 0.09	% %	$ $	10.82 7.95	11/28/12 5/19/12	272,186 11,999	689,772 30,409

(1)	The options granted on November 29, 2003 will become exercisable for one-eighth (1/8) of the option shares upon completion of six months of service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon completion of each additional full quarter of service thereafter. The options granted on May 20, 2003 will become exercisable for one-half (1/2) of the option shares upon completion of one year of service measured from the grant date and will become exerciseable for the balance of the option shares in a series of four (4) successive equal quarterly installments upon completion of each additional full quarter of service thereafter. In addition, each option will be subject to full and immediate acceleration should the Company be acquired by a merger or asset sale, unless the option is assumed by the acquiring entity or replaced with a cash incentive program which preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for that option. For additional information on option acceleration provisions, please see “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements” below. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of employment with the Company.
(2)	Represents the individual’s percentage (%) of the total options granted to all employees in the 2003 fiscal year, as determined by combining all the options granted in the 2003 fiscal year to the particular individual.
(3)	The exercise price may be paid in cash, in shares of the Company’s common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.
(4)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Values

The table below sets forth certain information with respect to the Company’s executive officers named in the Summary Compensation Table concerning the exercise of options during the 2003 fiscal year and unexercised options held by those individuals as of the end of such fiscal year. No stock options or stock appreciation rights were exercised by such individuals during the 2003 fiscal year, nor were any stock appreciation rights outstanding at the end of such fiscal year.

	Shares Acquired on Exercise (#)	Aggregate Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised in-the-Money Options at FY-End($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Graham J. Siddall	—	—	1,288,657	314,343	$460,856	$1,074,614
David A. Ranhoff	—	—	474,191	194,343	1,851,684	699,058
John R. Detwiler	—	—	174,381	122,730	342,688	432,315
Fred Hall	—	—	151,706	61,150	592,703	285,839

(1)	Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.
(2)	Based on the market value of the option shares at fiscal year-end ($16.13 per share) determined on the basis of the closing selling price per share of the Common Stock on the Nasdaq National Market on the last day of the 2003 fiscal year-end less the exercise price.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

The Company entered into an employment agreement on July 29, 1999 with Dr. Siddall in connection with his appointment to the Board and the positions of President and Chief Executive Officer, and the parties subsequently amended that agreement on March 7, 2000. Under that agreement, Dr. Siddall is entitled to a base salary of $33,333.33 per month and reimbursed for all expenses. Dr. Siddall is also entitled to participate in the Company’s Senior Executive Incentive Program each year pursuant to which he can earn a target bonus tied to a percentage of his base salary for the year, if certain performance milestones established by the Board are attained.

In January 2001, Dr. Siddall’s base salary was increased to $450,000 as a result of the Company’s annual salary review process. However, the salaries of Dr. Siddall and other senior executives were decreased by ten percent (10%) on April 30, 2001 in connection with a Company-wide salary reduction program. In August 2001, Dr. Siddall and certain other senior executives voluntarily reduced their salaries by an additional fifteen percent(15%), a total reduction of 25%, in connection with other cost reduction measures. Salaries were restored effective November 1, 2002 for these individuals.

Dr. Siddall’s employment agreement also provides severance benefits in the event his employment with the Company is terminated without cause (as defined), or he otherwise resigns for good reason (as defined). If Dr. Siddall is involuntarily terminated, resigns for good reason or dies while in the Company’s employ, the Company will pay Dr. Siddall or his estate his then effective base salary and target bonus for a period of twelve (12) months after the date of such termination, and he will immediately receive an additional twelve (12) months of vesting credit under each of his unvested stock options. In addition, in the event of a termination without cause or for he resigns for good reason, Dr. Siddall would be entitled to have the Company pay his COBRA premiums during the period of his severance payment. Should a change in control occur (as defined) and at any time thereafter Dr. Siddall’s employment is terminated without cause, he resigns for good reason or he dies while in the Company’s employ, then the Company or its successor will pay Dr. Siddall or his estate an amount equal to 200% of his then effective annual base salary and 200% of his target bonus, and all of Dr. Siddall’s then unvested stock options will immediately vest. If Dr. Siddall becomes entitled to any such termination benefits within one year following a change of control and an excise tax under the Internal Revenue Code is imposed on any of those benefits, then the Company will gross-up the amount of such benefits so that on an after-tax basis he will receive the same amount of benefits as he would have received absent the imposition of such excise tax. In addition, all of Dr Siddall’s options will vest in full immediately upon a change in control unless those options are assumed by the successor corporation or otherwise replaced with a cash incentive program which preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the same vesting schedules in effect for his options.

The Company entered into an employment agreement with David A. Ranhoff on January 15, 2002, which superseded his employment agreement dated March 31, 1999. The agreement provides Mr. Ranhoff with certain severance benefits in the event of (i) the involuntary termination of his employment without cause within twelve (12) months after a change in control of the Company or (ii) his resignation within twelve (12) months after such change in control in connection with a material reduction in his duties or a material reduction in his level of compensation or in the event that he is not offered a comparable position after such change in control. Those severance benefits will consist of (a) twelve (12) months of salary continuation payments and (b) full and immediate vesting of all his outstanding stock options. In addition, all of Mr. Ranhoff’s options will vest in full immediately upon a change in control unless those options are assumed by the successor corporation or otherwise replaced with a cash incentive program which preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the same vesting schedules in effect for his options. If Mr. Ranhoff is involuntarily terminated without cause, or if he resigns in connection with either a reduction in his duties or a material reduction in his level of compensation within twelve (12) months after the Company’s appointment of a new permanent Chief Executive Officer, he will be entitled to (i) twelve (12) months of salary continuation payments and (ii) twelve (12) months of accelerated vesting in his outstanding stock options. In addition, if Mr. Ranhoff is terminated or resigns for the reasons stated above, he will be entitled to continued payment of both health care coverage and life insurance coverage until the earlier of the termination of the twelve (12) month salary continuation period or the first date on which he is covered under another employee health or life insurance plan.

The Company entered into an employment agreement with John R. Detwiler on January 15, 2002, which superseded his employment agreement dated March 31, 1999. The agreement provides Mr. Detwiler with certain severance benefits in the event of (i) the involuntary termination of his employment without cause within twelve (12) months after a change in control of the Company or (ii) his resignation within twelve (12) months after such change in control in connection with a material reduction in his duties or a material reduction in his level of compensation or in the event that he is not offered a comparable position after such change in control. Those severance benefits will consist of (a) twelve (12) months of salary continuation payments and (b) full and immediate vesting of all his outstanding stock options. In addition, all of Mr. Detwiler’s options will vest in full immediately upon a change in control unless those options are assumed by the successor corporation or otherwise replaced with a cash incentive program which preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the same vesting schedules in effect for his options. If Mr. Detwiler is involuntarily terminated without cause, or if he resigns in connection with either a reduction in his duties or a material reduction in his level of compensation within twelve (12) months after the Company’s appointment of a new permanent Chief Executive Officer, he will be entitled to (i) twelve (12) months of salary continuation payments and (ii) twelve (12) months of accelerated vesting in his outstanding stock options. In addition, if Mr. Detwiler is terminated or resigns for the reasons stated above, he will be entitled to continued payment of both health care coverage and life insurance coverage until the earlier of the termination of the twelve (12) month salary continuation period or the first date on which he is covered under another employee health or life insurance plan.

For purposes of the agreements described above with Dr. Siddall, Mr. Ranhoff and Mr. Detwiler: (i) a change in control will be deemed to occur upon an acquisition of the Company by merger or asset sale, the completion of a successful tender or exchange offer for more than 50% of the Company’s outstanding common stock or a change in the majority of the Board through one or more contested elections, and (ii) a termination of employment will generally be deemed for cause if such termination occurs by reason of the individual’s commission of fraud, embezzlement or dishonesty; the unauthorized use or disclosure of the Company’s confidential or proprietary information; other willful misconduct that has a materially adverse effect upon the Company’s business; or the material dereliction of his principal duties following a reasonable opportunity to cure the identified performance deficiencies.

The Company entered into an employment offer letter with Fred Hall on October 1, 2001. Under the offer, Mr. Hall is entitled to an annual base salary of $190,008, subject to the Company’s pay reduction program pursuant to which such salary was reduced by fifteen percent (15%), plus an additional $9,498 annually as an automobile allowance, financial and tax planning allowance and health club allowance. Mr. Hall is also entitled to participate in the Company’s Executive Incentive Program each year pursuant to which he can earn a target bonus tied to a percentage of his base salary for the year, if certain performance milestones established by the Board are attained. Pursuant to the offer letter, Mr. Hall was granted options to purchase 40,000 of common stock of the Company which vest with respect to 20,000 of the shares on October 1, 2002 and the remaining 20,000 shares in accordance with the Company’s standard four-year vesting policy. The offer letter further provides Mr. Hall with certain severance benefits in the event of the involuntary termination of his employment without cause. Those severance benefits will consist of (a) twelve (12) months of salary continuation payments totaling $147,500 in the aggregate and (b) twelve (12) months of continued health care benefits.

On January 15, 2002, the Company and Mr. Hall executed an amendment to the above offer letter which provides that, in addition to the above benefits, in the event of the involuntary termination of his employment without cause, the period during which Mr. Hall may exercise any vested options shall be extended until the earlier of (i) the expiration of the option term or (ii) the end of the twelve (12) month period following the date of such termination.

The Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Company’s executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Compensation Committee Interlocks and Insider Participation

During the 2003 fiscal year, the following members of the Board of Directors comprised the Compensation Committee: Mr. Tompkins and Mr. Beyer.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as members of the Company’s Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Restated Certificate of Incorporation and Restated By-laws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

Thomas Franz, a non-employee member of the Board of Directors, is a Corporate Vice President of Intel Corporation. For the year ended October 31, 2003, the Company sold approximately $15,100,000 of products and services to Intel. The amounts receivable from Intel were approximately $3,500,000 at October 31, 2003.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Compensation Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2003, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Henk J. Evenhuis

Thomas R. Franz

Bruce R. Wright

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s 1993 Stock Option Plan under which grants may be made to executive officers and other key employees. For the 2003 fiscal year, the Compensation Committee consisted of two members: Mr. Tompkins and Mr. Wright from July 31, 2003 to September 18, 2003, and Mr. Beyer after September 18, 2003.

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance targets and management based objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2003 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary.    For comparative compensation purposes for the 2003 fiscal year, the Compensation Committee identified a peer group of companies which provide manufacturing and testing equipment to the semiconductor industry. The base salary for each officer was determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published market data for each company’s 2002 fiscal year), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Based on the factors set forth above, the Compensation Committee maintained all officers’ base salary at pre-existing levels for the 2003 fiscal year. The compensation level for the Company’s executive officers as initially set by the Compensation Committee for the 2002 fiscal year ranged from the twenty-fifth (25th) percentile to the fiftieth (50th) percentile of the base in effect for executive officers with comparable positions at the peer group companies, based on the published market data for those companies for each company’s 2001 fiscal year.

However, in May 2003, the salaries of the Company’s executive officers were reduced by twelve to fifteen percent (12% to 15%) in connection with a Company-wide salary reduction program. For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the Nasdaq Electronic Components Index as the industry index. Only one of the companies included in that index was also among the companies which the Committee surveyed as part of the peer group for comparative purposes. However, in selecting companies to survey for such compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue and profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Nasdaq Electronic Components Index.

Annual Incentive Compensation.    Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 2003, bonuses were to be earned on the basis of the following factors: (i) Company operating profit targets established for each fiscal quarter and (ii) Company operating profit targets and certain management based objectives for the fiscal year. The Company operating profits targets for the 2003 fiscal year were not attained so bonuses were not awarded to the executive officers for such fiscal year.

Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company’s executive officers.

During the 2003 fiscal year, stock options were granted to Dr. Graham J. Siddall, Mr. David A. Ranhoff, Mr. John R. Detwiler and Mr. Fred Hall. Please refer to the “Summary Compensation Table” and the table entitled “Option Grants in Last Fiscal Year.”

Chief Executive Officer Performance and Compensation

Dr. Graham J. Siddall.    During the 2003 fiscal year, Dr. Siddall served as Chief Executive Officer. In connection with his appointment as Chief Executive Officer in July 1999, the Committee set his annual base salary at $400,000 effective July 29, 1999. In January 2001, Dr. Siddall’s salary was increased to $450,000 in connection with the annual salary review process. In addition, the salaries of Dr. Siddall and other senior executives were decreased by ten percent (10%) on April 30, 2001 in connection with a Company-wide salary reduction program. Further, in August 2001, Dr. Siddall and certain other senior executives voluntarily reduced their respective salaries by an additional fifteen percent (15%), a total reduction of 25%, in connection with other cost reduction measures. These salary reductions were restored in November 2002. However, in May 2003, in connection with a Company-wide salary reduction, Dr. Siddall’s salary was reduced by fifteen percent (15%) to $390,575 for the remainder of fiscal year 2003. The Compensation Committee has sought to achieve two objectives in setting Dr. Siddall’s salary: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance and stock price appreciation. The base salary established for Dr. Siddall on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Siddall’s compensation was not affected to a significant degree by Company performance factors and was, initially set for the 2003 fiscal year, at the fiftieth (50th) percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes for all other officers of the Company and based upon published market data for each Company’s 2002 fiscal year. Under the Company’s fiscal 2003 Senior Executive Incentive program, Dr. Siddall had the opportunity to receive a target bonus of 100% of his base salary if certain Company performance goals were achieved or exceeded, including goals relating to Company and operating profits and certain management based objectives. Because none of the financial performance targets for the 2003 fiscal year were attained, no bonus was awarded to Dr. Siddall.

The Compensation Committee granted Dr. Siddall a stock option for 157,500 shares in November 2002 as an additional inducement to retain his services and to subject a substantial portion of his total compensation to Company performance measured in terms of stock price appreciation. The options vest incrementally over the next four years of his continued service and will have value only if the market price of the option shares increases above the $10.82 exercise price per share during the option term. The Compensation Committee also granted Dr. Siddall a stock option for 7,000 shares in May 2003 as an additional inducement to retain his services and to subject a substantial portion of his total compensation to Company performance measured in terms of stock price appreciation. The options vest at the conclusion of one year of his continued service and will have value only if the market price of the option shares increases above the $7.95 exercise price per share during the option term.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a shareholder-approved plan. The cash compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not expect the total cash compensation to be paid to any of the Company’s executive officers for fiscal 2004 to exceed the $1 million limit. Accordingly, the Compensation Committee has decided not to submit any of the Company’s cash incentive bonus plans to shareholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company’s non-shareholder approved incentive bonus plans. The stock option grants made under the Company’s 1993 Stock Option Plan during the 2003 fiscal year did not qualify as performance-based compensation, and any compensation deemed paid by the Company upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to the executive officer, be subject to the $1 million limitation.

Jon D. Tompkins

Richard M. Beyer

COMPARISON OF STOCKHOLDER RETURN

The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company’s Common Stock with the cumulative total returns of the Nasdaq Stock Market Index and Nasdaq Electronic Components Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CREDENCE SYSTEMS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on 10/3/98 in stock or index—including reinvestment of dividends. Fiscal year ending October 31.
(1)	The graph covers the period from October 31, 1998, through the fiscal year ended October 31, 2004.
(2)	The graph assumes that $100 was invested on October 31, 1998 in the Company’s common stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company’s common stock.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
(4)	The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons holding more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Directors, executive officers and holders of more than ten percent (10%) of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 2003 fiscal year that no Form 5 reports were required for such persons for the 2002 fiscal year, the Company believes that all filing requirements under Section 16(a) applicable to such directors, executive officers and stockholders for the 2003 fiscal year were met in a timely manner.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended October 31, 2003 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended October 31, 2003 with the SEC on January 28, 2003. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Mr. John R. Detwiler, the Company’s Senior Vice President, Chief Financial Officer and Secretary at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035.

Dated: February 23, 2004

THE BOARD OF DIRECTORS

OF CREDENCE SYSTEMS CORPORATION

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

CREDENCE SYSTEMS CORPORATION

Annual Meeting of Stockholders to be held on March 23, 2004

This Proxy is solicited on Behalf of the Board of Directors of

Credence Systems Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on March 23, 2004 and the Proxy Statement and appoints Graham J. Siddall and John R. Detwiler and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 1421 California Circle, California 95035, on Tuesday, March 23, 2004 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CREDENCE SYSTEMS CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC OF COMPUTER]	OR	Vote-by-Telephone [GRAPHIC OF TELEPHONE]

Log on to the Internet and go to http://www.eproxyvote.com/cmos	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark Votes as in This example.

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR the other proposal.

1.      To elect the following three directors to serve for a three-year term ending upon the year 2007 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: (01) Richard M. Beyer, (02) Thomas R. Franz, (03) William G. Howard

and to elect one director to serve a two-year term ending upon the year 2006 Annual Meeting of Stockholders or until his successor is elected and qualified:

Nominee: (04): Bruce R. Wright

☐        FOR ALL NOMINEES

☐        WITHHELD FROM ALL NOMINEES

☐        ___________________________________

For all nominees except as noted above

2.      To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 31, 2004.

FOR            AGAINST                ABSTAIN

  ☐                     ☐                                ☐

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE LEFT

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

IF THE SHARES ARE REGISTERED IN THE
NAMES OF TWO OR MORE PERSONS, EACH
SHOULD SIGN. WHEN SIGNING AS
ATTORNEY, EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
TITLE AS SUCH. IF A CORPORATION, PLEASE
SIGN IN FULL CORPORATE NAME BY
AUTHORIZED OFFICER OR IF A PARTNERSHIP,
PLEASE SIGN IN PARTNERSHIP NAME BY AN
AUTHORIZED PERSON.

Signature ____________________________ Date: ________________	Signature ____________________________ Date: ________________